EXHIBIT 2.1
AMENDMENT NO. 1
TO
PURCHASE AGREEMENT
          This Amendment No. 1 to Purchase Agreement (this “Amendment”) is made and entered into as of February 16, 2006, between Saks Incorporated, a Tennessee corporation (“Seller”), and The Bon-Ton Stores, Inc., a Pennsylvania corporation (“Buyer”).
W I T N E S S E T H:
          WHEREAS, Buyer and Seller are parties to that certain Purchase Agreement, dated as of October 29, 2005 (the “Purchase Agreement”); and
          WHEREAS, the parties desire to amend the Purchase Agreement in order to reflect their agreements regarding that certain Agreement dated as of February 16, 2006 between Seller and Michael R. MacDonald and their desire to close the transactions contemplated by the Purchase Agreement on or about March 6, 2006;
          NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended by amending and restating the following definition in its entirety to read as follows:
"Reference Net Unfunded Benefit Liabilities” means $42,323,575.
Schedule 1.1(d) is amended and restated to read in its entirety as set forth in the attachment to this Amendment.
The following definitions are hereby added to Section 1.1 of the Purchase Agreement:
"Executive Agreement” means that certain Agreement dated as of February 16, 2006 between Seller and MacDonald.
"MacDonald” means Michael R. MacDonald.
The definitions of "Marketing Period” and "Initiation Date” are hereby deleted from Section 1.1 of the Purchase Agreement.
2. Amendment to Section 2.4(a)(v). The definition of “Adjustment Amount” in Section 2.4(a)(v) of the Purchase Agreement is amended and restated to read in its entirety as follows:
“Adjustment Amount” means $775,000.

3. Amendment to Section 2.4(a)(vi). A new sentence shall be added to the end of Section 2.4(a)(vi) of the Purchase Agreement to read as follows:
No amount payable by Seller pursuant to the Executive Agreement shall be included in the Cut-Off Date Working Capital Statement or the calculation of Final Working Capital.
4. Amendment to Section 6.15(a). The last four sentences of Section 6.15(a) of the Purchase Agreement are hereby deleted in their entirety and the following sentences are substituted in lieu thereof:
For the avoidance of doubt, in the event that (x) all or any portion of the Financing structured as a Note Offering has not been consummated, (y) all closing conditions contained in Article VIII (other than Section 8.7) shall have been satisfied or waived and (z) the Bridge Facility (or alternative bridge financing obtained in accordance with this Section 6.15(a)) is available on the terms and conditions described in the Commitment Letters (or replacements thereof as contemplated by this Section 6.15(a)), then Buyer shall close such bridge facility and borrow amounts thereunder sufficient to consummate the transactions contemplated by this Agreement no later than March 13, 2006. Buyer represents and warrants to Seller that it has received confirmation from its lenders under the Commitment Letters that (A) the “March 20, 2006” date on page 8 of the Commitment Letters has been changed to “April 3, 2006” and (B) in the event that an offering memorandum meeting the requirements of the Commitment Letters is made available to the Lead Arranger and potential investors on or before February 17, 2006, the Lenders will deem such offering memorandum to have been made available not later than 21 days prior to the “Closing Date” (as defined in the Commitment Letters). Buyer covenants and agrees (1) to provide promptly to Seller evidence of such confirmation from Buyer’s lenders and (2) to make available to the Lead Arranger and potential investors on or before February 17, 2006 an offering memorandum meeting the requirements of the Commitment Letters.
5. Amendment to Section 6.15(b). The first sentence of Section 6.15(b) of the Purchase Agreement is hereby amended by redesignating clause (ix) as clause (x) and adding the following clause (ix) immediately following clause (viii):
(ix) in the case of a Note Offering, executing and delivering to Banc of America Securities LLC and Citigroup Global Markets Inc. a certificate substantially in the form of Exhibit N hereto,
6. Amendment to Section 7.3. A new Section 7.3(l) of the Purchase Agreement is hereby added to read as follows:
Buyer hereby consents to the execution and delivery by Seller of the Executive Agreement. In addition, the obligations of the parties contained in Exhibit 7.3(l) with respect to the Executive Agreement are hereby incorporated by reference herein.

7. Amendment to Section 11.(e). Section 11.1(e) of the Purchase Agreement is hereby amended by changing the date “March 20, 2006” each time it appears in such Section to “April 3, 2006.”
8. Amendment to Section 11.1(f). Section 11.1(f) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:
(f) by Seller at any time after March 8, 2006; provided, that in no event shall Seller have the right to terminate this Agreement pursuant to this Section 11.1(f) at any time after the pricing of the Note Offering shall have occurred and prior to the settlement date therefor stated in the offering materials dated the date of pricing.
9. Amendment to Exhibit 2.6(a). Exhibit 2.6(a) to the Purchase Agreement is hereby amended by deleting item 25 in its entirety and replacing such item 25 by the words “intentionally omitted.”
10. Miscellaneous.
(a)	Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

(b)	Required Financial Information. Buyer acknowledges and agrees that Seller has performed in all material respects Seller’s requirements to deliver Required Financial Information to Buyer.

(c)	Capitalized Terms. Capitalized terms that are used but not defined herein shall have the meanings specified in the Purchase Agreement.

(d)	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SAKS INCORPORATED
By:	/s/ Douglas E. Coltharp
	Name:	Douglas E. Coltharp
	Title:	Executive Vice President and Chief Financial Officer

THE BON-TON STORES, INC.
By:	/s/ Byron Bergren
	Name:	Byron Bergren
	Title:	President and Chief Executive Officer

Signature Page to Amendment to Purchase Agreement